Booz Allen Acquires Tracepoint, Bolstering Market Leadership in Cybersecurity

•Combination will enable Booz Allen to deliver an unrivaled breadth and depth of cyber services and solutions.
•Tracepoint’s leading DFIR capabilities and extensive customer relationships will complement and scale Booz Allen’s existing commercial portfolio and expand its position in the private sector cyber market.
•Booz Allen intends to integrate Tracepoint and its commercial cyber business in early calendar year 2022.

McLean, VA – September 13, 2021 – Booz Allen Hamilton (NYSE:BAH) today announced that it has completed the acquisition of Tracepoint, an industry-leading digital forensics and incident response (DFIR) company serving public and private sector clients. Booz Allen exercised its option to acquire the remainder of Tracepoint’s business after making an initial strategic investment in Tracepoint in January 2021. This transaction is part of a broader capital deployment strategy to accelerate Booz Allen’s entry and advancement in critical technology areas. Terms of the agreement were not disclosed.

Co-founded in December 2019 by Baton Rouge-based Plexos Group, Chris Salsberry, Brett Anderson, and Rob Driscoll and based in Fredericksburg, Virginia, Tracepoint is a recognized leader in DFIR, remediation, and cyber risk and resilience management. Tracepoint brings vast threat intelligence from its experience remediating the most pernicious tactics, techniques, and procedures deployed by advanced threat actors and specializes in helping cyber insurance carriers, lawyers, brokers, and their clients respond to cyber incidents.

Booz Allen intends to integrate its Commercial Cyber business and Tracepoint in early 2022 as part of its long-term growth plan to create a scaled business in three key areas: incident response, enterprise consulting, and managed services. The integration process will focus on creating opportunity and value for both organizations, accelerating growth, and increasing market share while preserving Tracepoint’s competitive agility and continuing to solve the world’s most complex cybersecurity challenges with the best cybersecurity talent.

“We see strong demand and a clear opportunity as organizations and governments around the globe face increasingly sophisticated cyber threats and believe this is the right time for us to further elevate our incident response capabilities and talent; this transaction aligns with that strategic approach,” said Horacio Rozanski, Booz Allen president and chief executive officer.

“Tracepoint has an exceptionally qualified team with strong brand recognition in the DFIR market and extensive relationships in its core sectors to expand our commercial offering and accelerate our growth,” said Bill Phelps, executive vice president and leader of Booz Allen’s commercial business. “We have a proven track record of successful collaboration with Tracepoint and will leverage the complementary strengths of both businesses to cement our status as a leading competitor in the global marketplace. I am excited to begin this new chapter of growth.”

“Today’s announcement is a testament to our team’s exceptional work in building Tracepoint into the industry leader that it is today,” said Chris Salsberry, Tracepoint’s chief executive officer. “Booz Allen has decades of experience working across the most significant breaches and clients and will provide strong foundations from which we can continue to grow and expand our business. We are thrilled to enter the market together as partners.”

Booz Allen retained Goldman Sachs & Co LLC as financial advisor for the transaction and King & Spalding LLP as legal advisor. Tracepoint retained Raymond James & Associates, Inc. as financial advisor and Holland & Knight, LLP as legal advisor.

About Booz Allen
For more than 100 years, military, government, and business leaders have turned to Booz Allen Hamilton to solve their most complex problems. As a consulting firm with experts in analytics, digital solutions, engineering, and cyber, we help organizations transform. We are a key partner on some of the most innovative programs for governments worldwide and trusted by its most sensitive agencies. We work shoulder-to-shoulder with clients, using a mission-first approach to choose the right strategy and technology to help them realize their vision.

With global headquarters in McLean, Virginia, our firm employs approximately 28,600 people globally as of June 30, 2021 and had revenue of $7.9 billion for the 12 months ended March 31, 2021. To learn more, visit www.boozallen.com. (NYSE: BAH)

About Tracepoint
Tracepoint specializes in digital forensics and incident response with a comprehensive portfolio of pre- and post-breach services. Tracepoint’s team of experts has decades of experience helping organizations address cyber incidents, including ransomware, phishing, business email compromise, payment card incidents, and sophisticated trojan and malware attacks. Having investigated some of the most complex and disruptive security incidents, Tracepoint’s deep understanding of emerging threats proactively helps its clients improve their security posture and reduce the risk of falling victim to a costly cyber-attack.

About Plexos
Plexos is a leading program delivery, business consulting and information technology company, providing disaster recovery, grant management, claims management and information technology solutions for commercial, industrial and governmental clients throughout the United States and its territories. As part of its market strategy, Plexos develops new companies through strategic investment and management support.

Forward Looking Statements
Certain statements contained in this press release and in comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning the acquisition of Tracepoint and related matters, prospective performance and opportunities, post-closing operations and the expected benefits of the acquisition, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (the SEC), including in our Annual Report on Form 10-K filed with the SEC on May 21, 2021. All forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
For Booz Allen Hamilton:
Jessica Klenk, Booz Allen Media Relations
klenk_jessica@bah.com

Rubun Dey, Booz Allen Investor Relations
dey_rubun@bah.com

For Tracepoint:
Betsy LaSalle
Betsy.LaSalle@tracepoint.com

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